UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2016

CASI PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-20713	58-1959440
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9620 Medical Center Drive, Suite 300

Rockville, Maryland

(Address of principal executive offices)

20850

(Zip Code)

(240) 864-2600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02   Unregistered Sales of Equity Securities

On June 24, 2016, CASI Pharmaceuticals, Inc. (the “Company”) consummated the second closing (the “Second Closing”) of a financing previously announced on September 21, 2015. In connection with the Second Closing, under the terms of the September 20, 2015 purchase agreement, the Company issued 4,906,118 shares of common stock, priced at $1.190 per share, and 981,223 warrants, with a purchase price of $0.125 per warrant, for gross proceeds of $5,960,934.08. Due to the regulatory approval process in China and to facilitate a more prompt receipt of funds, the Company agreed to allow some of the funds to be delivered in RMB to CASI (Beijing) Pharmaceuticals, Inc., the Company’s wholly-owned subsidiary organized under the laws of the PRC. The Company expects to consummate one or more additional closings of the financing during the third quarter of 2016. As previously disclosed, on September 20, 2015, the Company entered into stock purchase agreements with certain investors (the “Investors”), pursuant to which, the Company agreed to sell to the Investors in a private placement an aggregate of 20,658,434 shares of the Company’s common stock, at $1.190 per share, and a total of 4,131,686 warrants, representing a 20% warrant coverage, with a purchase price of $0.125 per whole warrant share. The warrants will become exercisable three months after issuance at $1.69 per share exercise price, and will expire three years from the date the warrants become exercisable. The closing was, and the remaining closings are, subject to certain regulatory and customary closing conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASI PHARMACEUTICALS, INC.

/s/ Cynthia W. Hu
Cynthia W. Hu
Chief Operating Officer, General Counsel & Secretary

Date: June 27, 2016